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                                                                     Exhibit 1.2



                               Pricing Agreement

Goldman, Sachs & Co.
85 Broad Street
New York, New York  10004

                                                                  March 24, 1997

Dear Sirs:

                 Echo Bay Mines Ltd., a Canadian corporation ("Echo Bay"), subject to the terms and conditions stated herein and in the Underwriting Agreement, dated March 24, 1997 (the "Underwriting Agreement"), between Echo Bay on the one hand and Goldman, Sachs & Co. on the other hand, to issue and sell to the Underwriter named in Schedule I hereto (the "Underwriter") the Securities specified in Schedule II hereto (the "Designated Securities" consisting of Firm Securities and any Optional Securities, if any, the Underwriter may elect to purchase). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

                 An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

                 Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, Echo Bay agrees to issue and sell to the Underwriter, and the Underwriter agrees to purchase from Echo Bay, at the time and place and at the purchase price to the Underwriter set forth in Schedule II hereto, the number of Firm Securities set forth opposite the name of such Underwriter in Schedule I hereto


                 If the foregoing is in accordance with your understanding, please sign and return to us 4 counterparts hereof, and upon acceptance
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                                                                               2




hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between the Underwriter and Echo Bay.

                                   Very truly yours,

                                   ECHO BAY MINES LTD.,

                                     by /s/ Raymond W. Jenner
                                        ------------------------------------
                                        Name:  Raymond W. Jenner
                                        Title: Vice President and Treasurer




ACCEPTED AS OF THE DATE HEREOF:

GOLDMAN, SACHS & CO.,

  by /s/ Goldman, Sachs & Co.
     ----------------------------
     (Goldman, Sachs & Co.)

                                                                      SCHEDULE I


                                  Underwriter


                                                 Aggregate Principal
                                                   Amount of Firm
Name of Underwriter                              Securities Purchased
-------------------                              --------------------
Goldman, Sachs & Co.                               U.S.$100,000,000


         TOTAL                                     U.S.$100,000,000

                                                                     SCHEDULE II

Title of Firm Securities:

         11% Capital Securities Due 2027

Aggregate Principal Amount of Firm Securities:

         U.S. $100,000,000

Initial Offering Price to Public:

         100% per Firm Security

Purchase Price by the Underwriter:

         100% per Firm Security

Commission Payable to the Underwriter:

         $28.75 per $1,000 in principal amount of Firm Security

Special Funds for Payment of Purchase Price:

         Wire transfer of Federal (Same Day) Funds

Time of Delivery:

         March 27, 1997

Closing Location for Delivery of Securities:

         Cravath, Swaine & Moore
         Worldwide Plaza
         825 Eighth Avenue
         New York, NY 10019

Special Provision(s):

         Paragraph (e) of Section 5 of the Underwriting Agreement shall be in effect from the date of this Agreement to the date of original issuance.

Interest Payment Dates:

                 April 1, October 1

Redemption Prices:

         The Firm Securities shall be subject to the redemption provisions contained in the Indenture and the Prospectus.





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Interest Rate:

         11% per annum, or 12% per annum during any Extension Period.

Default Interest Rate:

         12%

Record Date for non-DTC security:

         March 15, September 15